                                                                      EXHIBIT 11

                                  VENCOR, INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
          FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  QUARTER        SIX MONTHS
                                              ---------------- ----------------
                                               1997     1996    1997     1996
                                              -------  ------- -------  -------
PRIMARY EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE:
Earnings:
 Income from operations...................... $37,010  $30,865 $70,992  $58,475
 Extraordinary loss on extinguishment of
  debt, net of income tax benefit............  (1,590)       -  (3,849)       -
                                              -------  ------- -------  -------
  Net income................................. $35,420  $30,865 $67,143  $58,475
                                              =======  ======= =======  =======
Shares used in the computation:
 Weighted average common shares outstanding..  69,194   70,351  69,062   70,304
 Dilutive effect of common stock equivalents.   1,822    1,022   1,616    1,111
                                              -------  ------- -------  -------
  Shares used in computing earnings per
   common and common equivalent share........  71,016   71,373  70,678   71,415
                                              =======  ======= =======  =======
Primary earnings per common and common
 equivalent share:
 Income from operations...................... $  0.52  $  0.43 $  1.00  $  0.82
 Extraordinary loss on extinguishment of
  debt.......................................   (0.02)       -   (0.05)       -
                                              -------  ------- -------  -------
  Net income................................. $  0.50  $  0.43 $  0.95  $  0.82
                                              =======  ======= =======  =======
FULLY DILUTED EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE:
Earnings:
 Income from operations...................... $37,010  $30,865 $70,992  $58,475
 Extraordinary loss on extinguishment of
  debt, net of income tax benefit............  (1,590)       -  (3,849)       -
                                              -------  ------- -------  -------
  Net income................................. $35,420  $30,865 $67,143  $58,475
                                              =======  ======= =======  =======
Shares used in the computation:
 Weighted average common shares outstanding..  69,194   70,351  69,062   70,304
 Dilutive effect of common stock equivalents.   1,950    1,022   1,975    1,111
                                              -------  ------- -------  -------
  Shares used in computing earnings per
   common and common equivalent share........  71,144   71,373  71,037   71,415
                                              =======  ======= =======  =======
Fully diluted earnings per common and common
 equivalent share:
 Income from operations...................... $  0.52  $  0.43 $  1.00  $  0.82
 Extraordinary loss on extinguishment of
  debt.......................................   (0.02)       -   (0.05)       -
                                              -------  ------- -------  -------
  Net income................................. $  0.50  $  0.43 $  0.95  $  0.82
                                              =======  ======= =======  =======
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